UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

June 3, 2015

HALOZYME THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32335	88-0488686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11388 Sorrento Valley Road, San Diego, California		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 794-8889

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2015, Halozyme Therapeutics, Inc. (the “Company”) announced that Laurie Stelzer had been appointed to serve as the Company’s Senior Vice President and Chief Financial Officer effective as of June 15, 2015.

Ms. Stelzer, age 47, has served since 2012 in various finance and investor relations positions at Shire Pharmaceuticals, most recently as Senior Vice President Finance for R & D, Technical Operations and Business Development. From 1997 through 2012, Ms. Stelzer served in various capacities in the finance, treasury, and business development areas at Amgen. Ms. Stelzer received a B.S. in Accounting from Arizona State University and an MBA from UCLA. She is a CPA.

There are no family relationships between Ms. Stelzer and any director, executive officer or person nominated or chosen to become a director. Ms. Stelzer does not have a direct or indirect material interest in any transaction or arrangement in which the Company is a participant.

Ms. Stelzer will be paid an annual salary $420,000 and she will be eligible to participate in the Company’s executive officer incentive plans, with a bonus target for her first year equal to 40 % of her prorated base salary. Upon joining the Company, Ms. Stelzer will be granted a stock option for 225,000 shares of common stock and will receive restricted stock units for 27,500 shares. The options and RSUs will vest on the Company’s standard four year schedule. The Company will also pay Ms. Stelzer a relocation assistance amount of $150,000 and a sign-on bonus of $50,000 to cover up-front relocation costs.

On June 3, 2015, David A. Ramsay, advised the Company that he would be resigning from his position as Vice President, Chief Financial Officer effective as of June 15, 2015. He will be retiring following assisting in the transition of his responsibilities to Ms. Stelzer.

On June 5, 2015, the Company issued a press release announcing the appointment of Ms. Stelzer as Senior Vice President and Chief Financial Officer and the retirement of Mr. Ramsay, which press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release, dated June 5, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Halozyme Therapeutics, Inc.

June 5, 2015	By:	/s/ Harry J. Leonhardt
Harry J. Leonhardt
Senior Vice President, General Counsel and Chief Compliance Officer